Exhibit 99.1

November 20, 2018

For 6:00 am ET Release

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS

— Intends to Exit Retail Operations in Mexico, Alacrity Renovation Services, and Iris Smart Home —

— Diluted Earnings Per Share of $0.78 —

— Adjusted Diluted Earnings Per Share1 of $1.04 –

— Updates Fiscal 2018 Business Outlook —

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $629 million and diluted earnings per share of $0.78 for the quarter ended Nov. 2, 2018, which included pre-tax charges of $280 million further described below, compared to net earnings of $872 million and diluted earnings per share of $1.05 in the third quarter of 2017. Excluding the impact of the charges, adjusted diluted earnings per share1 decreased 1.0 percent to $1.04 compared to the prior year.

Management has substantially completed its strategic reassessment of the business and identified actions to drive focus on its core home improvement business and improve profitability. The company intends to exit its Mexico retail operations and is exploring strategic alternatives. The company has also identified certain non-core activities within its U.S. home improvement business to exit, including Alacrity Renovation Services and Iris Smart Home. These actions are in addition to the previously announced decisions to exit its Orchard Supply Hardware operations, and close 20 underperforming stores in the U.S. and 31 stores and other locations in Canada.

“Our top priority in the third quarter was positioning Lowe’s for long-term success by identifying underperforming or non-core businesses and stores for divestiture,” commented Marvin R. Ellison, Lowe’s president and CEO. “With our strategic reassessment substantially completed, we can now intensify our focus on the core retail business.

The $280 million in pre-tax charges recognized in the third quarter and referenced above related to this strategic reassessment, and included the following:

•	$123 million of accelerated depreciation and amortization, lease and severance obligations, and other costs related to the decision to close all Orchard Supply Hardware locations;

•	$121 million of long-lived asset impairment and severance obligations related to the decision to close certain underperforming stores in the U.S. and Canada and other locations in Canada;

•	$22 million of long-lived asset impairment related to the decision to exit retail operations in Mexico, and;

•	$14 million of long-lived asset impairment and inventory write-down related to the decision to exit certain non-core activities, including Alacrity Renovation Services and Iris Smart Home.

Additional pre-tax charges of $460 to $580 million related to these decisions and consisting of lease obligations, accelerated depreciation and amortization, severance and other costs are expected to be incurred in the fourth quarter of fiscal 2018, and have been reflected in the company’s updated business outlook. The amounts, nature and timing of any additional charges associated with the intended exit of its

[1]

Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as a reconciliation between the Company’s GAAP and non-GAAP financial results.

Mexico retail operations will depend on the plan executed, therefore those amounts are not reflected in the company’s updated business outlook.

Sales for the third quarter increased 3.8 percent to $17.4 billion over the third quarter of 2017, and comparable sales increased 1.5 percent. Comparable sales for the U.S. home improvement business increased 2.0 percent for the third quarter.

As a result of the new revenue recognition accounting standard ASU No. 2014-09 adopted in the first quarter of 2018, the company reclassified certain items within operating income. This change resulted in an increase to sales of approximately $240 million in the third quarter, driven primarily by the reclassification of the profit sharing income from the company’s proprietary credit program from selling, general and administrative expense. This accounting standard has no impact on comparable sales or diluted earnings per share. It was adopted on a modified retrospective basis, therefore the prior year has not been adjusted.

“During the quarter, the favorable macroeconomic environment, combined with great values, drove traffic to our stores and website,” said Ellison. “However, continued challenges with inventory out of stocks, poor reset execution, and assortment concerns in certain categories pressured our ability to turn those visits into transactions,” Ellison added. “Rather than chase short-term solutions to these problems, we are redesigning processes and systems to deliver sustainable improvement, and expect to see positive trends as we enter 2019.

“Our transformation will take time, but we have assembled an experienced team and developed a comprehensive plan to make steady progress,” Ellison concluded. “I would like to thank our associates for their hard work and dedication to serving customers.”

Delivering on its commitment to return excess cash to shareholders, the company repurchased $620 million of stock under its share repurchase program and paid $390 million in dividends in the third quarter.

As of Nov. 2, 2018, Lowe’s operated 2,133 home improvement and hardware stores in the United States, Canada and Mexico representing 214.7 million square feet of retail selling space.

A conference call to discuss third quarter 2018 operating results is scheduled for today (Tuesday, Nov. 20) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2018 Earnings Conference Call Webcast. Supplemental slides will be available fifteen minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until February 26, 2019.

 Lowe’s Business Outlook

The company has updated its business outlook to reflect charges associated with its strategic reassessment, as well as its expectations for fourth quarter operating results.

The amounts, nature and timing of any additional charges associated with the intended exit of its Mexico retail operations will depend on the plan executed, therefore those amounts are not reflected in the company’s updated business outlook.

Fiscal Year 2018 (comparisons to fiscal year 2017)

•	Total sales are expected to increase approximately 4 percent.

•	Comparable sales are expected to increase approximately 2.5 percent.

•	The company expects to add approximately 8 home improvement stores.

•

Operating income as a percentage of sales (operating margin) is expected to decrease 240 to 255 basis points[2], including 135 to 150 basis points from charges associated with its strategic reassessment.

•	The effective income tax rate is expected to be approximately 24 percent.

•	Diluted earnings per share of $4.08 to $4.24 are expected for the fiscal year ending Feb. 1, 2019.

•	Adjusted diluted earnings per share[1] are expected to be $5.08 to $5.13.

[2]

Includes 4 basis point net negative impact from the gain on the sale of the company’s interest in its Australian joint venture (2Q 2017) and the one-time bonus paid to eligible hourly U.S. employees (4Q 2017).

 Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, management and key personnel change, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, recently enacted or proposed tariffs, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency, and otherwise successfully execute on our strategy and implement our strategic initiatives, including acquisitions, dispositions and the closing of certain stores and facilities; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, environmental issues or privacy and data protection; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses and other charges if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions and dispositions, potential risks include the effect of such transactions on Lowe’s and the target company’s or operating business’s strategic relationships, operating results and businesses generally; our ability to integrate or divest personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing or decreasing the scope, geographic diversity and complexity of our operations; significant integration or disposition costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

 Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2017 sales of $68.6 billion, Lowe’s and its related businesses operate or service more than 2,240 home improvement and hardware stores and employ over 310,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

###

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Dan Frahm
	704-758-2033	704-758-2350
	tiffany.l.mason@lowes.com	daniel.frahm@lowes.com

Lowe’s Companies, Inc.

Consolidated Statements of Current and Retained Earnings (Unaudited)

In Millions, Except Per Share and Percentage Data

	Three Months Ended				Nine Months Ended
	November 2, 2018		November 3, 2017		November 2, 2018		November 3, 2017
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$17,415	100.00	$16,770	100.00	$55,662	100.00	$53,125	100.00
Cost of sales	11,755	67.50	11,057	65.93	36,791	66.10	34,942	65.77
Gross margin	5,660	32.50	5,713	34.07	18,871	33.90	18,183	34.23
Expenses:
Selling, general and administrative	4,270	24.51	3,808	22.71	13,147	23.62	11,615	21.87
Depreciation and amortization	433	2.49	358	2.13	1,138	2.04	1,080	2.03
Operating income	957	5.50	1,547	9.23	4,586	8.24	5,488	10.33
Interest - net	153	0.88	160	0.96	467	0.84	479	0.91
Loss on extinguishment of debt	—	—	—	—	—	—	464	0.87
Pre-tax earnings	804	4.62	1,387	8.27	4,119	7.40	4,545	8.55
Income tax provision	175	1.01	515	3.07	981	1.76	1,652	3.10
Net earnings	$629	3.61	$872	5.20	$3,138	5.64	$2,893	5.45

Weighted average common shares outstanding - basic	806		831		815		843
Basic earnings per common share (1)	$0.78		$1.05		$3.84		$3.42
Weighted average common shares outstanding - diluted	807		832		816		844
Diluted earnings per common share (1)	$0.78		$1.05		$3.83		$3.42
Cash dividends per share	$0.48		$0.41		$1.37		$1.17

Retained Earnings
Balance at beginning of period	$5,517		$5,253		$5,425		$6,241
Cumulative effect of accounting change	—		—		33		—
Net earnings	629		872		3,138		2,893
Cash dividends declared	(387)		(341)		(1,115)		(984)
Share repurchases	(603)		(495)		(2,325)		(2,861)
Balance at end of period	$5,156		$5,289		$5,156		$5,289

(1)

Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $628 million for the three months ended November 2, 2018 and $870 million for the three months ended November 3, 2017. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $3,128 million for the nine months ended November 2, 2018 and $2,883 million for the nine months ended November 3, 2017.

Lowe’s Companies, Inc.

Consolidated Statements of Comprehensive Income (Unaudited)

In Millions, Except Percentage Data

	Three Months Ended				Nine Months Ended
	November 2, 2018		November 3, 2017		November 2, 2018		November 3, 2017
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$629	3.61	$872	5.20	$3,138	5.64	$2,893	5.45
Foreign currency translation adjustments - net of tax	(21)	(0.13)	173	1.03	(176)	(0.32)	278	0.52
Net unrealized investment losses - net of tax	(1)	—	—	—	(1)	—	—	—
Other comprehensive income/(loss)	(22)	(0.13)	173	1.03	(177)	(0.32)	278	0.52
Comprehensive income	$607	3.48	$1,045	6.23	$2,961	5.32	$3,171	5.97

Lowe’s Companies, Inc.

Consolidated Balance Sheets

In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		November 2, 2018	November 3, 2017	February 2, 2018
Assets
Current assets:
Cash and cash equivalents		$1,668	$743	$588
Short-term investments		208	85	102
Merchandise inventory - net		12,365	12,393	11,393
Other current assets		897	788	689

Total current assets		15,138	14,009	12,772
Property, less accumulated depreciation		18,923	19,818	19,721
Long-term investments		290	370	408
Deferred income taxes - net		285	347	168
Goodwill		1,272	1,327	1,307
Other assets		805	912	915

Total assets		$36,713	$36,783	$35,291

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings		$—	$171	$1,137
Current maturities of long-term debt		1,117	297	294
Accounts payable		9,283	8,903	6,590
Accrued compensation and employee benefits		806	808	747
Deferred revenue		1,356	1,404	1,378
Other current liabilities		2,507	2,155	1,950

Total current liabilities		15,069	13,738	12,096
Long-term debt, excluding current maturities		14,460	15,570	15,564
Deferred revenue - extended protection plans		827	794	803
Other liabilities		963	939	955

Total liabilities		31,319	31,041	29,418

Shareholders’ equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $0.50 par value;
Shares issued and outstanding
November 2, 2018	806
November 3, 2017	831
February 2, 2018	830	403	415	415
Capital in excess of par value		—	—	22
Retained earnings		5,156	5,289	5,425
Accumulated other comprehensive income/(loss)		(165)	38	11

Total shareholders’ equity		5,394	5,742	5,873

Total liabilities and shareholders’ equity		$36,713	$36,783	$35,291

Lowe’s Companies, Inc.

Consolidated Statements of Cash Flows (Unaudited)

In Millions

	Nine Months Ended
	November 2, 2018	November 3, 2017
Cash flows from operating activities:
Net earnings	$3,138	$2,893
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,206	1,148
Deferred income taxes	(139)	(118)
Loss on property and other assets - net	400	21
Loss on extinguishment of debt	—	464
(Gain) loss on cost method and equity method investments	6	(86)
Share-based payment expense	79	78
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,030)	(1,783)
Other operating assets	(94)	186
Accounts payable	2,708	2,251
Other operating liabilities	524	318
Net cash provided by operating activities	6,798	5,372

Cash flows from investing activities:
Purchases of investments	(1,298)	(680)
Proceeds from sale/maturity of investments	1,309	870
Capital expenditures	(846)	(787)
Proceeds from sale of property and other long-term assets	50	21
Acquisition of business - net	—	(509)
Other - net	(3)	13
Net cash used in investing activities	(788)	(1,072)

Cash flows from financing activities:
Net change in short-term borrowings	(1,137)	(340)
Net proceeds from issuance of long-term debt	—	2,968
Repayment of long-term debt	(288)	(2,836)
Proceeds from issuance of common stock under share-based payment plans	73	87
Cash dividend payments	(1,068)	(947)
Repurchase of common stock	(2,498)	(3,054)
Other - net	(3)	(8)
Net cash used in financing activities	(4,921)	(4,130)

Effect of exchange rate changes on cash	(9)	15

Net increase in cash and cash equivalents	1,080	185
Cash and cash equivalents, beginning of period	588	558
Cash and cash equivalents, end of period	$1,668	$743

Lowe’s Companies, Inc.

Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the company has presented the non-GAAP financial measures of adjusted diluted earnings per share and forecasted adjusted diluted earnings per share to exclude the impacts of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlook for 2018 to assist the user in understanding performance relative to that Business Outlook. The company believes these non-GAAP financial measures provide useful insight for analysts and investors in evaluating what management considers the company’s operational performance.

In the second and third quarters of 2018, the company performed a strategic reassessment that resulted in the following pre-tax charges, not contemplated in the company’s original Business Outlook, being reflected in our results for the third quarter of fiscal 2018, and our forecasted results for fiscal 2018:

•

On August 17, 2018, the company committed to exit its Orchard Supply Hardware operations. As a result, the company recognized pre-tax charges of $230 million during the second quarter of fiscal 2018 associated with long-lived asset impairments and discontinued projects. During the third quarter of fiscal 2018, the company recognized pre-tax charges of $123 million associated with accelerated depreciation and amortization, severance and lease obligations. During the fourth quarter of fiscal 2018, the company expects to recognize additional pre-tax charges of $270 million to $350 million related to lease obligations. Total pre-tax charges for fiscal year 2018 are estimated to range from $623 million to $703 million (Orchard Supply Hardware charges);

•

On October 31, 2018, the company committed to close 20 under-performing stores across the U.S. and 31 locations in Canada, including 27 under-performing stores. As a result, the company recognized pre-tax charges of $121 million during the third quarter of fiscal 2018 associated with long-lived asset impairment and severance obligations. During the fourth quarter of fiscal 2018, the company expects to recognize additional pre-tax charges of $190 million to $230 million, primarily associated with accelerated depreciation and lease obligation costs. Total pre-tax charges for fiscal year 2018 are estimated to range from $311 million to $351 million (U.S. and Canada closing charges);

•

On November 20, 2018, the company announced its plans to exit retail operations in Mexico and is exploring strategic alternatives. During the third quarter, $22 million of long-lived asset impairment was recognized on certain assets in Mexico as a result of the strategic evaluation (Mexico impairment charge), and;

•

During the third quarter of fiscal 2018, the company identified certain non-core activities within its U.S. home improvement business to exit, including Alacrity Renovation Services and Iris Smart Home. As a result, during the third quarter of 2018, the company recognized pre-tax charges of $14 million associated with long-lived asset impairment and inventory write-down (Non-core activities charges).

Adjusted diluted earnings per share and forecasted adjusted diluted earnings per share should not be considered alternatives to, or more meaningful indicators of, the company’s actual or forecasted diluted earnings per share as prepared in accordance with GAAP. The company’s methods of determining these non-GAAP financial measures may differ from the method used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP measures may not be comparable to the measures used by other companies.

Detailed reconciliations between the company’s GAAP and non-GAAP financial results are shown below and available on the company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	November 2, 2018			November 3, 2017
	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$0.78			$1.05
Non-GAAP Adjustments
Orchard Supply Hardware charges	0.15	(0.03)	0.12	—	—	—
U.S. and Canada closing charges	0.15	(0.04)	0.11	—	—	—
Mexico impairment charge	0.02	—	0.02	—	—	—
Non-core activities charges	0.02	(0.01)	0.01	—	—	—
Adjusted diluted earnings per share			$1.04			$1.05

	Fiscal 2018 Lowe’s Business Outlook
	Low End of Guidance Range			High End of Guidance Range
	Pre-Tax Impact	Tax Impact	Net Earnings Impact	Pre-Tax Impact	Tax Impact	Net Earnings Impact
Forecasted diluted earnings per share			$4.08			$4.24
Non-GAAP Adjustments
Orchard Supply Hardware charges	0.86	(0.22)	0.64	0.76	(0.19)	0.57
U.S. and Canada closing charges	0.44	(0.11)	0.33	0.39	(0.10)	0.29
Mexico impairment charge [1]	0.02	—	0.02	0.02	—	0.02
Non-core activities charges	0.02	(0.01)	0.01	0.02	(0.01)	0.01
Forecasted adjusted diluted earnings per share			$5.08			$5.13

[1]

The amounts, nature and timing of any additional charges associated with the intended exit of the Mexico retail operations will depend on the plan executed, and therefore, such amounts are not reflected in the company’s updated Business Outlook.